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                                                                   EXHIBIT 99.5



                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


                The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2--(the "Option Agreement'') by and between U.S. HomeCare Corporation (the "Corporation'') and 1--("Optionee'') evidencing the option granted on such date to Optionee under the terms of the Corporation's 1995 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum shall have the meanings assigned to them in the Option Agreement.


                              FINANCIAL ASSISTANCE

                The Plan Administrator may, in its absolute discretion and without any obligation to do so, assist Optionee in the exercise of the option by permitting Optionee to pay the Exercise Price for the purchased Option Shares by delivering a promissory note with payment due in one or more installments. The terms of any such promissory note (including the interest rate, the collateral requirements and the repayment schedule) shall be established by the Plan Administrator in its sole discretion. Such financial assistance may, under currently proposed Treasury Regulations, result in the loss of Incentive Option treatment under the Federal tax laws, to the extent the option would otherwise qualify as an Incentive Option at the time of exercise.



                IN WITNESS WHEREOF, U.S. HomeCare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Optionee has excluded this Addendum, all as of the Effective Date specified below.



                                        U.S. HOMECARE CORPORATION


                                        By: __________________________________


                                        Title: _______________________________


                                        ______________________________________
                                        1--, OPTIONEE



EFFECTIVE DATE: _________________, 199___